Exhibit 10.11

EXECUTION VERSION

Bank of America, N.A.

c/o Merrill Lynch, Pierce, Fenner & Smith Incorporated

One Bryant Park

New York, NY 10036

Attn:                                                                    Robert Stewart, Assistant General Counsel

Telephone:                                   646-855-0711

Facsimile:                                         646-822-5618

March 15, 2018

To:                                                                             Supernus Pharmaceuticals, Inc.

1550 East Gude Drive

Rockville, Maryland 20850

Attn: Gregory S. Patrick

Telephone: 301-838-2522

From:                                                               Bank of America, N.A.

Re:                                                                             Additional Issuer Warrant Transaction

Ladies and Gentlemen:

The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of the above-referenced transaction entered into on the Trade Date specified below (the “Transaction”) between Bank of America, N.A. (“Dealer”) and Supernus Pharmaceuticals, Inc. (“Issuer”).  This communication constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.

1.     This Confirmation is subject to, and incorporates, the definitions and provisions of the 2006 ISDA Definitions (the “2006 Definitions”) and the definitions and provisions of the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions” and, together with the 2006 Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc. (“ISDA”).  In the event of any inconsistency between the 2006 Definitions and the Equity Definitions, the Equity Definitions will govern.  For purposes of the Equity Definitions, each reference herein to a Warrant shall be deemed to be a reference to a Call Option or an Option, as context requires.

This Confirmation evidences a complete and binding agreement between Dealer and Issuer as to the terms of the Transaction to which this Confirmation relates.  This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the ISDA 2002 Master Agreement as if Dealer and Issuer had executed an agreement in such form (without any Schedule but with the elections set forth in this Confirmation and the election that the “Cross Default” provisions of Section 5(a)(vi) of the Agreement shall apply to Issuer with a “Threshold Amount” of USD 35 million and to Dealer with a “Threshold Amount” equal to 3% of the shareholders’ equity of Bank of America Corporation as of the Trade Date; provided that (i) the words “, or becoming capable at such time of being declared,” shall be deleted from such Section 5(a)(vi), (ii) the following language shall be added to the end of such Section 5(a)(vi): “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (1) the default was caused solely by error or omission of an administrative or operational nature; (2) funds were available to enable the party to make the payment when due; and (3) the payment is made within two Local Business Days of such party’s receipt of written notice of its failure to pay.” and (iii) the term “Specified Indebtedness” shall have the meaning specified in Section 14 of the Agreement, except that such term shall not include obligations in respect of deposits received in the ordinary course of a party’s banking business).  For the avoidance of doubt, the Transaction shall be the only transaction under the Agreement.

All provisions contained in, or incorporated by reference to, the Agreement will govern this Confirmation except as expressly modified herein.  In the event of any inconsistency between this Confirmation and either the Definitions or the Agreement, this Confirmation shall govern.  For the avoidance of doubt, except to the extent of an express conflict, the application of any provision of this Confirmation, the Agreement or the Equity Definitions shall not be construed to exclude or limit the application of any other provision of this Confirmation, the Agreement or the Equity Definitions.

2.     The Transaction is a Warrant Transaction, which shall be considered a Share Option Transaction for purposes of the Equity Definitions.  The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	March 15, 2018

Effective Date:	March 19, 2018, or such other date as agreed between the parties, subject to Section 8(n) below.

Components:

The Transaction will be divided into individual Components, each with the terms set forth in this Confirmation, and, in particular, with the Number of Warrants and Expiration Date set forth in this Confirmation. The payments and deliveries to be made upon settlement of the Transaction will be determined separately for each Component as if each Component were a separate Transaction under the Agreement.

Warrant Style:	European

Warrant Type:	Call

Seller:	Issuer

Buyer:	Dealer

Shares:	The common stock of Issuer, par value USD 0.001 per share (Ticker Symbol: “SUPN”).

Number of Warrants:	For each Component, as provided in Annex A to this Confirmation.

Warrant Entitlement:	One Share per Warrant

Strike Price:

As provided in Annex A to this Confirmation. Notwithstanding anything to the contrary in the Agreement, this Confirmation or the Equity Definitions, in no event shall the Strike Price be subject to adjustment to the extent that, after giving effect to such adjustment, the Strike Price would be less than USD 43.15, except for any adjustment pursuant to the terms of this Confirmation and the Equity Definitions in connection with stock splits or similar changes to Issuer’s capitalization.

Premium:	As provided in Annex A to this Confirmation.

Premium Payment Date:	The Effective Date

Exchange:	The NASDAQ Global Market

Related Exchange:	All Exchanges

Procedures for Exercise:

In respect of any Component:

Expiration Time:	Valuation Time

Expiration Date:

As provided in Annex A to this Confirmation (or, if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day that is not already an Expiration Date for another Component); provided that if that date is a Disrupted Day, the Expiration Date for such Component shall be the first succeeding Scheduled Trading Day that is not a Disrupted Day and is not or is not already deemed to be an Expiration Date in respect of any other Component of the Transaction hereunder; and provided further that if the Expiration Date has not occurred pursuant to the preceding proviso as of the Final Disruption Date, the Final Disruption Date shall be the Expiration Date (irrespective of whether such date is an Expiration Date in respect of any other Component for the Transaction), and, notwithstanding anything to the contrary in this Confirmation or the Definitions, the VWAP Price for such Expiration Date shall be the prevailing market value per Share determined by the Calculation Agent in a commercially reasonable manner using, if practicable, a volume-weighted method. “Final Disruption Date” has the meaning provided in Annex A to this Confirmation. Notwithstanding the foregoing and anything to the contrary in the Equity Definitions, if a Market Disruption Event occurs on any Expiration Date, the Calculation Agent may, except in the case of a Regulatory Disruption occurring solely under clause (y) of the definition thereof solely with respect to voluntarily adopted policies and procedures, determine that such Expiration Date is a Disrupted Day only in part, in which case (i) the Calculation Agent shall make adjustments to the Number of Warrants for the relevant Component for which such day shall be the Expiration Date and shall designate the Scheduled Trading Day determined in the manner described in the second preceding sentence as the Expiration Date for the remaining Warrants for such Component, and (ii) the VWAP Price for such Disrupted Day shall be determined by the Calculation Agent, using if practicable a volume-weighted method, based on transactions in the Shares on such Disrupted Day taking into account the nature and duration of such Market Disruption Event on such day. Any Scheduled Trading Day on which, as of the date hereof, the Exchange is scheduled to close prior to its normal close of trading shall be deemed not to be a Scheduled Trading Day; if a closure of the Exchange prior to its normal close of trading on any Scheduled Trading Day is scheduled following the date hereof, but prior to the open of the regular trading session of the Exchange on such day, then such Scheduled Trading Day shall be deemed to be a Disrupted Day in full. Section 6.6 of the Equity Definitions shall not apply to any Valuation Date occurring in respect of an Expiration Date.

Market Disruption Event:

Section 6.3(a) of the Equity Definitions is hereby amended (A) by deleting the words “during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be,” in clause (ii) thereof and (B) by replacing the words “or (iii)

an Early Closure.” therein with “(iii) an Early Closure, or (iv) a Regulatory Disruption.”

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Regulatory Disruption:

Any event that Dealer, in its reasonable discretion, determines, based on the advice of counsel, makes it appropriate with regard to (x) any legal, regulatory or self-regulatory requirements or (y) related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer), provided that such policies and procedures have been adopted by Dealer in good faith and are generally applicable in similar situations and applied in a non-discriminatory manner, in either case, for Dealer to refrain from or decrease any market activity in connection with maintaining, establishing or unwinding a commercially reasonable Hedge Position in connection with the Transaction. If Dealer determines in good faith that a Market Disruption Event has occurred on any Scheduled Trading Day solely pursuant to clause (y) above and solely with respect to voluntarily adopted policies and procedures, such Scheduled Trading Day will be a Disrupted Day in full. Dealer shall notify Issuer as soon as reasonably practicable that a Regulatory Disruption has occurred and the Expiration Dates affected by it.

Automatic Exercise:

Applicable; and means that the Number of Warrants for each Component will be deemed to be automatically exercised at the Expiration Time on the Expiration Date for such Component unless Dealer notifies Seller (by telephone or in writing) prior to the Expiration Time on the Expiration Date that it does not wish Automatic Exercise to occur, in which case Automatic Exercise will not apply.

Settlement Terms:

In respect of any Component:

Settlement Currency:	USD

Settlement Method Election:	Applicable; provided that:

(i) Issuer may elect Cash Settlement only if, on or prior to the Settlement Method Election Date, Issuer delivers written notice to Dealer stating that Issuer has elected that Cash Settlement apply with respect to every Component of the Transaction, and Dealer does not deliver written notice in accordance with the last paragraph below in this “Settlement Method Election” provision;

(ii) on such notice delivery date, Issuer shall represent and warrant to Dealer in writing that, as of such notice delivery date:

(A) Issuer is not aware of any material nonpublic information regarding Issuer or the Shares;

(B) Issuer is electing Cash Settlement in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws;

(C) the assets of Issuer at their fair valuation exceed the liabilities of Issuer, including contingent liabilities;

(D) the capital of Issuer is adequate to conduct the business of Issuer;

(E) Issuer has the ability to pay its debts and obligations as such debts mature and does not intend to, or does not believe that it will, incur debt beyond its ability to pay as such debts mature;

(F) Issuer would be able to purchase the Number of Shares in compliance with the laws of Issuer’s jurisdiction or organization;

(G) Issuer has the power to make such election and to execute and deliver any documentation relating to such election that it is required by this Confirmation to deliver and to perform its obligations under this Confirmation and has taken all necessary action to authorize such election, execution, delivery and performance;

(H) such election and performance of its obligations under this Confirmation do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets; and

(I) it acknowledges and agrees that any transaction that Dealer makes with respect to the Shares during the period beginning at the time that Issuer delivers notice of its Cash Settlement election and ending at the close of business on the final day of the Settlement Period shall be made by Dealer at Dealer’s sole discretion for Dealer’s own account and Issuer shall not have, and shall not attempt to exercise, any influence over how, when, whether or at what price Dealer effects such transactions, including, without limitation, the prices paid or received by Dealer per Share pursuant to such transactions, or whether such transactions are made on any securities exchange or privately.

(iii) such Settlement Method Election shall apply to every Component; and

(iv) no event of default has occurred and is continuing under any indebtedness of the Issuer or its subsidiaries in an aggregate principal amount of USD 35 million or more.

At any time prior to making a Settlement Method Election, Issuer may, without the consent of Dealer, amend this Confirmation by notice to Dealer to eliminate Issuer’s right to elect Cash Settlement.

Dealer may refuse to grant its consent with respect to Issuer’s Cash Settlement election if (A) in the reasonable judgment of Dealer, the election of Cash Settlement or any purchases of Shares that Dealer (or its affiliates) might make in connection therewith, based upon the advice of counsel and as a result of events occurring after the Trade Date, would raise material risks under applicable securities laws and (B) Dealer notifies its refusal to Issuer in writing within two Scheduled Trading Days following receipt of the election notice from Issuer.

Electing Party:	Issuer

Settlement Method Election Date:	The tenth (10th) Scheduled Trading Day immediately preceding the scheduled Expiration Date for the Component with the earliest scheduled Expiration Date.

Default Settlement Method:	Net Share Settlement

Net Share Settlement:

If applicable, on each Settlement Date, Issuer shall deliver to Dealer a number of Shares equal to the Number of Shares to be Delivered for such Settlement Date to the account specified by Dealer and cash in lieu of any fractional shares valued at the VWAP Price on the Valuation Date corresponding to such Settlement Date.

Number of Shares to be Delivered:

In respect of any Exercise Date, the product of (i) the number of Warrants exercised or deemed exercised on such Exercise Date, (ii) the Warrant Entitlement and (iii) (A) the excess, if any, of the VWAP Price on the Valuation Date occurring in respect of such Exercise Date over the Strike Price divided by (B) such VWAP Price.

The Number of Shares to be Delivered shall be delivered by Issuer to Dealer no later than noon (local time in New York City) on the relevant Settlement Date.

VWAP Price:

For any Valuation Date, the Rule 10b-18 dollar volume weighted average price per Share for such Valuation Date based on transactions executed during such Valuation Date, as reported on Bloomberg Page “SUPN <Equity> AQR SEC” (or any successor thereto) or, in the event such price is not so reported on such Valuation Date for any reason or is manifestly incorrect, as reasonably determined by the Calculation Agent using a volume weighted method.

Other Applicable Provisions:

The provisions of Sections 1.27, 9.1(c), 9.8, 9.9, 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Seller is the Issuer of the Shares), 9.12 and 10.5 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction.

Option Cash Settlement Amount:

For any Exercise Date, the product of (i) the number of Warrants exercised or deemed exercised on such Exercise Date, (ii) the Warrant Entitlement and (iii) the excess of the VWAP Price on the Valuation Date occurring in respect of such Exercise Date over the Strike Price (or, if there is no such excess, zero).

Adjustments:

In respect of any Component:

Method of Adjustment:	Calculation Agent Adjustment

Extraordinary Dividend:	Any Dividend that has an ex-dividend date occurring on or after the Trade Date and on or prior to the date on which Issuer satisfies all of its delivery obligations hereunder.

Dividend:	Any dividend or distribution on the Shares (other than any dividend or distribution of the type described in Sections 11.2(e)(i), 11.2(e)(ii)(A) or 11.2(e)(ii)(B) of the Equity Definitions).

Extraordinary Events:

Merger Event:

Applicable; provided that if an event occurs that constitutes both a Merger Event under Section 12.1(b) of the Equity Definitions and an Additional Termination Event under Section 8(l)(iii) of this Confirmation, the provisions of Section 8(l) of this Confirmation shall apply

Consequences of Merger Events:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Cancellation and Payment (Calculation Agent Determination)

(c) Share-for-Combined:

Modified Calculation Agent Adjustment; provided that Dealer may elect Cancellation and Payment (Calculation Agent Determination) for any portion of the Transaction in its commercially reasonable discretion.

Tender Offer:

Applicable; provided that the definition of “Tender Offer” in Section 12.1(d) of the Equity Definitions shall be amended by replacing ‘10%” in the third line thereof with “20%”; and provided, further, that if an event occurs that constitutes both a Tender Offer under Section 12.1(d) of the Equity Definitions and an Additional Termination Event under Section 8(l)(ii) of this Confirmation, the provisions of Section 8(l) of this Confirmation shall apply.

Consequences of Tender Offers:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Modified Calculation Agent Adjustment

(c) Share-for-Combined:

Modified Calculation Agent Adjustment; provided that Dealer may elect Cancellation and Payment (Calculation Agent Determination) for any portion of the Transaction in its commercially reasonable discretion.

Composition of Combined Consideration:

Not Applicable; provided that, notwithstanding Sections 12.1(f) and 12.5(b) of the Equity Definitions, to the extent that the composition of the consideration for the relevant Shares pursuant to a Tender Offer or Merger Event could be elected by a holder of the Shares, the Calculation Agent will determine such composition.

Modified Calculation Agent Adjustment:

If, in respect of any Merger Event to which Modified Calculation Agent Adjustment applies, the adjustments to be made in accordance with Section 12.2(e)(i) of the Equity Definitions would result in Issuer being different from the issuer of the Shares, then with respect to such Merger Event, as a condition precedent to the adjustments contemplated in Section 12.2(e)(i) of the Equity Definitions, Dealer, the Issuer of the Affected Shares and the entity that will be the Issuer of the New Shares shall, prior to the Merger Date, shall have entered into such documentation containing representations, warranties and agreements relating to securities law and other issues as requested by Dealer that Dealer has determined, in its good-faith and reasonable discretion, to be reasonably necessary or appropriate to allow Dealer to continue as a party to the Transaction, as adjusted under Section 12.2(e)(i) of the Equity Definitions, and to preserve its commercially reasonable hedging or hedge unwind activities in connection with the Transaction in a manner compliant with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer), provided that such policies and procedures have been adopted by Dealer in good faith and are generally applicable in similar situations and applied in a non-discriminatory manner, and if such conditions are not met or if the Calculation Agent determines that no adjustment that it could make under Section 12.2(e)(i) of the Equity Definitions will produce a commercially reasonable result, then the consequences set forth in Section 12.2(e)(ii) of the Equity Definitions shall apply. For the avoidance of doubt, such adjustments will be made taking into account the requirements under “Calculation Agent” below.

Consequences of Announcement Events:

With respect to any Component, if an Announcement Event occurs, the Calculation Agent will determine the economic effect of such Announcement Event on the theoretical value of such Component (i) on or a commercially reasonable period of time after the relevant Announcement Event and (ii) on the earliest to occur of the date on which the transaction described in such Announcement Event (as amended or modified) is consummated or otherwise results in a Merger Date or a Tender Offer Date, as applicable, or the Valuation Date or any earlier date of termination or cancellation for such Component (in the case of clause (i) and (ii), taking into account such variables as the Calculation Agent may commercially reasonably determine, including, without limitation, any actual or expected change in volatility, dividends, correlation, stock loan rate or liquidity relevant to the Shares or to such Component whether within a commercially reasonable period of time prior to or after the Announcement Event or for any commercially reasonable period of time such changes are in effect including, without limitation, if applicable, the period from the Announcement Event to the date of the relevant adjustment), and if, in the case of clause (i) or (ii), the Calculation Agent determines that such economic effect is material and that making the relevant adjustment would be commercially reasonable, the Calculation Agent will (x) adjust the terms of such Component to reflect such economic effect (but, for the avoidance of doubt, taking into account, and without duplication of, any other adjustment made pursuant to this “Consequences of Announcement Events” provision or pursuant to the provisions opposite the captions “Method of Adjustment”, “Consequences of Merger Events” or

“Consequences of Tender Offers” above in respect of the transaction or intention giving rise to such Announcement Event and taking into account Dealer’s commercially reasonable Hedge Positions) and (y) determine the effective date of such adjustment.

Announcement Event:

(i) The public announcement by Issuer or any of its affiliates or by a party to the relevant proposed transaction or any of its affiliates of (x) any transaction or event that, if completed, would constitute a Merger Event or Tender Offer or (y) the intention to enter into a Merger Event or Tender Offer, provided that, in the case of a public announcement under clauses (x) or (y) above by any entity other than the Issuer or its affiliates, such public announcement will constitute an Announcement Event if, in the commercially reasonable judgment of the Calculation Agent, such announcement is likely to lead to a Merger Event or Tender Offer (it being understood that the Calculation Agent may make such determination by reference to the impact of such announcement on the market for the Shares or options relating to the Shares and such other factors as the Calculation Agent deems relevant in its commercially reasonable judgment), (ii) the public announcement by Issuer of an intention to solicit or enter into, or to explore strategic alternatives or other similar undertaking that may include, a Merger Event or Tender Offer or (iii) any subsequent public announcement by any such entity of a withdrawal, discontinuation, termination or other change to a transaction or intention that is the subject of an announcement of the type described in clause (i) or (ii) of this sentence, as determined, in each case, by the Calculation Agent. For purposes of this definition of “Announcement Event,” the remainder of the definition of “Merger Event” in Section 12.1(b) of the Equity Definitions following the definition of “Reverse Merger” therein shall be disregarded. For the avoidance of doubt, the occurrence of an Announcement Event with respect to any transaction or intention shall not preclude the occurrence of a later Announcement Event with respect to such transaction or intention.

New Shares:

In the definition of New Shares in Section 12.1(i) of the Equity Definitions, (a) the text in clause (i) thereof shall be deleted in its entirety (including the word “and” following such clause (i)) and replaced with “publicly quoted, traded or listed on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors),” and (b) the phrase “and (iii) issued by a corporation organized under the laws of the United States, any State thereof or the District of Columbia” shall be inserted immediately prior to the period.

Nationalization, Insolvency or Delisting:

Cancellation and Payment (Calculation Agent Determination); provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

(a) Change in Law:

Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (x) adding the words “(including, for the avoidance of doubt and without limitation, adoption or promulgation of new regulations authorized or mandated by existing statute)” after the word “regulation” in the second line thereof, (y) adding the words “or any Hedge Positions” after the word “Shares” in the clause (X) thereof and (z) adding the words “, or holding, acquiring or disposing of Shares or any Hedge Positions relating to,” after the words “obligations under” in clause (Y) thereof.

(b) Failure to Deliver:	Applicable

(c) Insolvency Filing:	Applicable

(d) Hedging Disruption:	Applicable; provided that:

(i)  Section 12.9(a)(v) of the Equity Definitions is hereby amended by (a) inserting the following words at the end of clause (A) thereof: “in the manner contemplated by the Hedging Party on the Trade Date” and (b) inserting the following two phrases at the end of such Section:

“For the avoidance of doubt, the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk. And, for the further avoidance of doubt, any such transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing terms”; and

(ii) Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or a portion of the Transaction affected by such Hedging Disruption”.

(e) Increased Cost of Hedging:	Applicable

(f) Loss of Stock Borrow:	Applicable

Maximum Stock Loan Rate:	As provided in Annex A to this Confirmation.

(g) Increased Cost of Stock Borrow:	Applicable

Initial Stock Loan Rate:	As provided in Annex A to this Confirmation.

Hedging Party:	Dealer for all applicable Potential Adjustment Events and Extraordinary Events

Determining Party:	Dealer for all applicable Extraordinary Events

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

3.              Calculation Agent:                  Dealer; provided that, notwithstanding anything to the contrary, all determinations, adjustments and calculations performed by Dealer in its capacity as Calculation Agent, as well as any determinations, adjustments or calculations by Dealer in any other capacity, pursuant to this Confirmation, the Agreement and the Equity Definitions shall be made in good faith and in a commercially reasonable manner based on commercially reasonable inputs.  In the event the Calculation Agent or Dealer makes any calculation, adjustment or determination pursuant to this Confirmation, the Agreement or the Equity Definitions, the Calculation Agent or Dealer shall, upon written request from Issuer, commercially reasonably promptly provide an explanation in reasonable detail of the basis for any such determination, adjustment or calculation (including any quotations, market data or information from external sources used in making such calculation, adjustment or determination, as the case may be, but without disclosing Calculation Agent’s or Dealer’s proprietary models or other information that is subject to contractual, legal or regulatory obligations to not disclose such information); provided that following the occurrence of an event described under Section 5(a)(vii) of the Agreement with respect to which Dealer is the Defaulting Party, if the Calculation Agent fails to timely make any calculation, adjustment or determination required to be made by the Calculation Agent hereunder or to perform any obligation of the Calculation Agent hereunder and such failure continues for five (5) Exchange Business Days following notice to the Calculation Agent by Issuer of such failure, Issuer shall have the right to designate an independent, nationally recognized third-party dealer in the over-the-counter corporate equity derivatives to act as the Calculation Agent over the period during which such Event of Default has occurred and is continuing, and the parties hereto shall work in good faith to execute any appropriate documentation required by such replacement Calculation Agent.  For the avoidance of doubt, to the extent of any such adjustments or amendments to the terms of this Confirmation or the Transaction, the Confirmation and Transaction shall retain (i) contingencies to exercise that are not an observable market, other than the market for the Issuer’s stock (or the Share Termination Delivery Units, as applicable) or an observable index, other than an index calculated or measured solely by reference to the Issuer’s own operations (or the issuer of the Share Termination Delivery Units’ own operations, as applicable), (ii) the commercially reasonable nature of adjustments permitted to the Transaction (such as to consider changes in volatility, expected dividends, stock price, strike price, stock loan rate or liquidity relevant to the Shares (or the Share Termination Delivery Units, as applicable), other commercially reasonable option pricing inputs and the ability to maintain a commercially reasonable hedge position relating to the underlying shares) and (iii) settlement in Shares (or the Share Termination Delivery Units, as applicable) as the default settlement method (subject to Issuer’s ability to elect otherwise subject to certain conditions) or as a settlement method that may be elected subject to certain conditions, as applicable, pursuant to “Settlement Terms” above and Section 8(a) below.

4. Account Details:

Dealer Payment Instructions:
Bank of America, N.A.
New York, NY
SWIFT: BOFAUS3N
Bank Routing: 026-009-593
Account Name: Bank of America
Account No. : 0012334-61892

Issuer Payment Instructions:	To be provided by Issuer.

5. Offices:

The Office of Dealer for the Transaction is: New York

Bank of America, N.A.
c/o Merrill Lynch, Pierce, Fenner & Smith Incorporated
One Bryant Park
New York, NY 10036

The Office of Issuer for the Transaction is: Not applicable

6. Notices: For purposes of this Confirmation:

Address for notices or communications to Issuer:

To:	Supernus Pharmaceuticals, Inc.
1550 East Gude Drive
Rockville, Maryland 20850
Attn:	Gregory S. Patrick
Telephone:	301-838-2522
Email:	gpatrick@supernus.com

Address for notices or communications to Dealer:

Bank of America, N.A.
c/o Merrill Lynch, Pierce, Fenner & Smith Incorporated
One Bryant Park
New York, NY 10036
Attn:	Robert Stewart, Assistant General Counsel
Telephone:	646-855-0711
Facsimile:	646-822-5618

7.              Representations, Warranties and Agreements:

(a)                                 In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Issuer represents and warrants to and for the benefit of, and agrees with, Dealer as follows:

(i)                                     On the Trade Date and any date on which Issuer makes an election hereunder, (A) Issuer is not aware of any material nonpublic information regarding Issuer or the Shares and (B) Issuer’s most recent Annual Report on Form 10-K, taken together with all reports and other documents subsequently filed by Issuer with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

(ii)                                  Without limiting the generality of Section 13.1 of the Equity Definitions, Issuer acknowledges that Dealer is not making any representations or warranties or taking any position or expressing any view with respect to the treatment of the Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging — Contracts in Entity’s Own Equity (or any successor issue statements) or under FASB’s Liabilities & Equity Project.

(iii)                               On or prior to the Trade Date, Issuer shall deliver to Dealer a resolution of Issuer’s board of directors or a duly authorized committee thereof authorizing the Transaction.

(iv)                              Issuer is not entering into this Confirmation nor making any election hereunder to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of the Exchange Act.

(v)                                 Issuer is not, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(vi)                              On the Trade Date, (A) the assets of Issuer at their fair valuation exceed the liabilities of Issuer, including contingent liabilities, (B) the capital of Issuer is adequate to conduct the business of Issuer and (C) Issuer has the ability to pay its debts and obligations as such debts mature and does not intend to, or does not believe that it will, incur debt beyond its ability to pay as such debts mature.

(vii)                           Issuer shall not take any action to decrease the number of Available Shares below the Capped Number (each as defined below).

(viii)                        [RESERVED].

(ix)                              Issuer understands no obligations of Dealer to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any Affiliate of Dealer or any governmental agency.

(x)                                 During the period starting on the first Expiration Date and ending on the last Expiration Date (the “Settlement Period”), the Shares and any securities that are convertible into, or exchangeable or exercisable for, Shares will not be subject to a “restricted period,” as such term is defined in Regulation M under the Exchange Act.

(xi)                              On each day during the Settlement Period, neither Issuer nor any “affiliated purchaser” (as defined in Rule 10b-18 under the Exchange Act (“Rule 10b-18”)) shall directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares, except through Dealer.

(xii)                           On the Trade Date and at all times until termination or earlier expiration of the Transaction, (A) a number of Shares equal to the Capped Number have been reserved for issuance by all required corporate action of Issuer, (B) the Shares issuable upon exercise of the Warrants (the “Warrant Shares”) have been duly authorized and, when delivered against payment therefor (which may include Net Share Settlement in lieu of cash) and otherwise as contemplated by the terms of the Warrant following the exercise of the Warrant in accordance with the terms and conditions of the Warrant, will be validly issued, fully-paid and non-assessable and (C) the issuance of the Warrant Shares will not be subject to any preemptive or similar rights and shall upon issuance be accepted for listing or quotation on the Exchange.

(xiii)                        To Issuer’s knowledge, other than general provisions of the Delaware General Corporation Law, no state or local (including non-U.S. jurisdictions) or non-U.S. federal law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares.

(b)                                 Each of Dealer and Issuer agrees and represents that it is an “eligible contract participant” as defined in Section 1a(18) of the U.S. Commodity Exchange Act, as amended.

(c)                                  Each of Dealer and Issuer acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(a)(2) thereof.  Accordingly, Dealer represents and warrants to Issuer that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof and (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws.

(d)                                 Issuer agrees and acknowledges that Dealer is a “financial institution” and “financial participant” within the meaning of Sections 101(22) and 101(22A) of Title 11 of the United States Code (the “Bankruptcy Code”).  The parties hereto further agree and acknowledge that it is the intent of the parties that (A) this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment,” within the meaning of Section 546 of the Bankruptcy Code and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “transfer,” as such term is defined in Section 101(54) of the Bankruptcy Code and a “termination value, payment amount, or other transfer obligation” within the meaning of Sections 362 and 546 of the Bankruptcy Code, and (B) Dealer is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(27), 362(o), 546(e), 546(j), 548(d)(2), 555 and 561 of the Bankruptcy Code.

(e)                                  Issuer shall deliver to Dealer an opinion of counsel, dated as of the Effective Date and reasonably acceptable to Dealer in form and substance, with respect to the matters set forth in Section 3(a) of the Agreement,

Section 7(a)(v) and Section 7(a)(xii) of this Confirmation (replacing, solely for these purposes, the words “On the Trade Date and at all times until termination or earlier expiration of the Transaction” with the words “On the Effective Date”).

8.  Other Provisions:

(a)                                 Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events.  If Issuer shall owe Dealer any amount pursuant to Sections 12.2, 12.3, 12.6, 12.7 or 12.9 of the Equity Definitions or pursuant to Section 6(d)(ii) of the Agreement (a “Payment Obligation”), Issuer shall have the right, in its sole discretion, to satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) by giving irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, no later than 9:30 A.M. New York City time on the Merger Date, Tender Offer Date, Announcement Date, Early Termination Date or date of cancellation or termination in respect of another Extraordinary Event, as applicable (“Notice of Share Termination”); provided that if Issuer does not elect to satisfy its Payment Obligation by the Share Termination Alternative, Dealer shall have the right, in its sole discretion, to elect to require Issuer to satisfy its Payment Obligation by the Share Termination Alternative, notwithstanding Issuer’s failure to elect or election to the contrary; and provided further that Issuer shall not have the right to so elect (but, for the avoidance of doubt, Dealer shall have the right to so elect) in the event (i) of an Insolvency, a Nationalization, a Tender Offer or a Merger Event, in each case, in which the consideration or proceeds to be paid to holders of Shares consists solely of cash or (ii) of an Event of Default in which Issuer is the Defaulting Party or a Termination Event in which Issuer is the Affected Party or an Extraordinary Event, which Event of Default, Termination Event or Extraordinary Event resulted from an event or events within Issuer’s control. Issuer shall be deemed to remake the representation set forth in Section 7(a)(i) as of the date of such election.  Upon such Notice of Share Termination, the following provisions shall apply on the Scheduled Trading Day immediately following the Merger Date, the Tender Offer Date, Announcement Date, Early Termination Date or date of cancellation or termination in respect of another Extraordinary Event, as applicable:

Share Termination Alternative:

If applicable, means that Issuer shall deliver to Dealer the Share Termination Delivery Property on the date on which the Payment Obligation would otherwise be due pursuant to Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) of the Agreement, as applicable, or such later date or dates as the Calculation Agent may reasonably determine (the “Share Termination Payment Date”), in satisfaction of the Payment Obligation.

Share Termination Delivery Property:

A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of the aggregate amount of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:

The value of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to Issuer.

Share Termination Delivery Unit:

In the case of a Termination Event, Event of Default, Delisting, Additional Disruption Event or Announcement Event, one Share or, in the case of an Insolvency, Nationalization, Merger Event or Tender Offer, one Share or a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization, Merger Event or Tender Offer, as applicable. If such Insolvency, Nationalization, Merger Event or Tender Offer involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Applicable

Other applicable provisions:	If Share Termination Alternative is applicable, the provisions of Sections 1.27, 9.8, 9.9 and 9.11 (except that the Representation and Agreement contained in Section

9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Seller is the issuer of the Shares or any portion of the Share Termination Delivery Units), 9.12 and 10.5 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction, except that all references to “Shares” shall be read as references to “Share Termination Delivery Units”.

(b)                                 Registration/Private Placement Procedures.  (i)  If, in the good faith and reasonable judgment of Dealer based on the advice of counsel, for any reason, any Shares or any securities of Issuer or its affiliates comprising any Share Termination Delivery Units deliverable to Dealer hereunder (any such Shares or securities, “Delivered Securities”) would not be immediately freely transferable by Dealer under Rule 144 under the Securities Act, then the provisions set forth in this Section 8(b) shall apply.  At the election of Issuer by notice to Dealer within one Scheduled Trading Day after the relevant delivery obligation arises, but in any event at least one Scheduled Trading Day prior to the date on which such delivery obligation is due, either (A) all Delivered Securities delivered by Issuer to Dealer shall be, at the time of such delivery, covered by an effective registration statement of Issuer for immediate resale by Dealer (such registration statement and the corresponding prospectus (the “Prospectus”) (including, without limitation, any sections describing the plan of distribution) in form and content commercially reasonably satisfactory to Dealer) or (B) Issuer shall deliver additional Delivered Securities so that the value of such Delivered Securities, as determined by the Calculation Agent to reflect an appropriate liquidity discount, equals the value of the number of Delivered Securities that would otherwise be deliverable if such Delivered Securities were freely tradeable (without prospectus delivery) upon receipt by Dealer (such value, the “Freely Tradeable Value”); provided that, for the avoidance of doubt, Issuer may not make the election described in this clause (B) if, as of the date of its election, it has not complied with the requirements of Section 8(b)(iv) below. (For the avoidance of doubt, as used in this paragraph (b) only, the term “Issuer” shall mean the issuer of the relevant securities, as the context shall require.)

(ii) If Issuer makes the election described in clause (b)(i)(A) above:

(A)                               Dealer (or an affiliate of Dealer designated by Dealer) shall be afforded a reasonable opportunity to conduct a due diligence investigation with respect to Issuer that is customary in scope for underwritten offerings of equity securities of similar size and that yields results that are satisfactory to Dealer or such affiliate, as the case may be, in its discretion; and

(B)                               Dealer (or an affiliate of Dealer designated by Dealer) and Issuer shall enter into an agreement (a “Registration Agreement”) on commercially reasonable terms in connection with the public resale of such Delivered Securities by Dealer or such affiliate substantially similar to underwriting agreements customary for underwritten offerings of equity securities of similar size for similarly situated issuers, in form and substance commercially reasonably satisfactory to Dealer or such affiliate and Issuer, which Registration Agreement shall include, without limitation, provisions substantially similar to those customarily contained in such underwriting agreements relating to the indemnification of, and contribution in connection with the liability of, Dealer and its affiliates and Issuer, shall provide for the payment by Issuer of all expenses in connection with such resale, including all registration costs and all fees and expenses of counsel for Dealer and such affiliate, and shall provide for the delivery of accountants’ “comfort letters” in customary form for registered offerings of equity securities of similar size to Dealer and such affiliate with respect to the financial statements and certain financial information contained in or incorporated by reference into the Prospectus.

(iii)                               If Issuer makes the election described in clause (b)(i)(B) above:

(A)                               Dealer (or an Affiliate of Dealer designated by Dealer) and any potential institutional purchaser of any such Delivered Securities from Dealer or such Affiliate identified by Dealer shall be afforded a commercially reasonable opportunity to conduct a due diligence investigation in compliance with applicable law with respect to Issuer customary in scope for private placements of equity securities of similar size (including, without limitation, the right to have made available to them for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by them);

(B)                               Dealer (or an Affiliate of Dealer designated by Dealer) and Issuer shall enter into an agreement (a “Private Placement Agreement”) on commercially reasonable terms in connection with the private placement of such Delivered Securities by Issuer to Dealer or such Affiliate and the private resale of such Delivered Securities by Dealer or such Affiliate, substantially similar to private placement purchase agreements customary for private placements of equity securities of similar size, in form and substance commercially reasonably satisfactory to Dealer and Issuer, which Private Placement Agreement shall include, without limitation, provisions substantially similar to those contained in such private placement purchase agreements for private placements of similar size relating to the indemnification of, and contribution in connection with the liability of, Dealer and its Affiliates and Issuer, shall provide for the payment by Issuer of all reasonable expenses in connection with such resale, including all reasonable fees and expenses of counsel for Dealer, shall contain representations, warranties and agreements of Issuer reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resale, and shall use best efforts to provide for the delivery of accountants’ “comfort letters” to Dealer or such Affiliate with respect to the financial statements and certain financial information contained in or incorporated by reference into the offering memorandum prepared for the resale of such Delivered Securities; and

(C)                               Issuer agrees that (i) any Delivered Securities so delivered to Dealer may be transferred by and among Dealer and its Affiliates, and Issuer shall effect such transfer without any further action by Dealer and (ii) after the minimum “holding period” within the meaning of Rule 144(d) under the Securities Act has elapsed with respect to such Delivered Securities, Issuer shall promptly remove, or cause the transfer agent for such Delivered Securities to remove, any legends referring to any such restrictions or requirements from any Delivered Securities, without any further requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Dealer (or such affiliate of Dealer).

(iv)                              Issuer shall not take, or cause to be taken, any action that would make unavailable either the exemption pursuant to Section 4(a)(2) of the Securities Act for the sale by Issuer to Dealer (or any affiliate designated by Dealer) of the Shares or Share Termination Delivery Units, as the case may be, or the exemption pursuant to Section 4(a)(1) or Section 4(a)(3) of the Securities Act for resale of the Shares or Share Termination Delivery Units, as the case may be, by Dealer (or any such affiliate of Dealer).

(v)                                 If Issuer makes the election described in Section 8(b)(i)(B) above, Dealer or its affiliate may sell such Shares or Share Termination Delivery Units, as the case may be, during a period (the “Resale Period”) commencing on the Scheduled Trading Day following delivery of such Shares or Share Termination Delivery Units, as the case may be, and ending on the Scheduled Trading Day on which Dealer completes the sale of all such Shares or Share Termination Delivery Units, as the case may be, or a sufficient number of Shares or Share Termination Delivery Units, as the case may be, so that the realized net proceeds of such sales equal or exceed the Freely Tradeable Value (such amount of the Freely Tradeable Value, the “Required Proceeds”).  If any of such delivered Shares or Share Termination Delivery Units remain after such realized net proceeds equal or exceed the Required Proceeds, Dealer shall return such remaining Shares or Share Termination Delivery Units to Issuer.  If the Required Proceeds exceed the realized net proceeds from such resale, Issuer shall transfer to Dealer by the open of the regular trading session on the Exchange on the Scheduled Trading Day immediately following the last day of the Resale Period the amount of such excess (the “Additional Amount”) in cash or in a number of additional Shares or Share Termination Delivery Units, as the case may be, (“Make-whole Shares”) in an amount that, based on the Relevant Price on the last day of the Resale Period (as if such day was the “Valuation Date” for purposes of computing such Relevant Price), has a dollar value equal to the Additional Amount.  The Resale Period shall continue to enable the sale of the Make-whole Shares in the manner contemplated by this Section 8(b)(iii).  This provision shall be applied successively until the Additional Amount is equal to zero, subject to Section 8(d).

(c)                                  Beneficial Ownership. Notwithstanding anything to the contrary in the Agreement or this Confirmation, in no event shall Dealer be entitled to receive, or shall be deemed to receive, any Shares in connection with this Transaction if, immediately upon giving effect to such receipt of such Shares, (i) Dealer’s Beneficial Ownership would be equal to or greater than 8.0 % of the outstanding Shares, (ii) Dealer, or any “affiliate” or “associate” of Dealer, would be an “interested stockholder” of Issuer, as all such terms are defined in Section 203 of the Delaware General Corporation Law or (iii) Dealer, Dealer Group (as defined below) or any person whose ownership position would be aggregated with that of Dealer or Dealer Group (Dealer, Dealer Group or any such person, a “Dealer Person”) under any federal, state or local (including non-U.S.) laws, regulations, regulatory orders or organizational documents or contracts of Issuer that are, in each case, applicable to ownership of Shares (“Applicable Laws”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership in excess of a number of Shares equal to (x) the number of Shares that would give rise to reporting or registration obligations or other requirements (including obtaining prior approval by a local, state, federal or non-U.S. regulator) of a Dealer Person, or could result in an adverse effect on a Dealer Person, under Applicable Laws, as determined by Dealer in its reasonable discretion, and with respect to which such requirements have not been met or the relevant approval has not been received or that would give rise to any consequences under the constitutive documents of Issuer or any contract or agreement to which Issuer is a party, in each case minus (y) 1% of the number of Shares outstanding on the date of determination (each of clause (i), (ii) and (iii) above, an “Ownership Limitation”). If any delivery owed to Dealer hereunder is not made, in whole or in part, as a result of an Ownership Limitation, Dealer’s right to receive such delivery shall not be extinguished and Issuer shall make such delivery as promptly as practicable after, but in no event later than one Scheduled Trading Day after, Dealer gives notice to Issuer that such delivery would not result in any of such Ownership Limitations being breached.  “Dealer’s Beneficial Ownership” means the “beneficial ownership” (within the meaning of Section 13 of the Exchange Act and the rules promulgated thereunder (collectively, “Section 13”)) of Shares, without duplication, by Dealer, together with any of its affiliates or other person subject to aggregation with Dealer under Section 13 for purposes of “beneficial ownership”, or by any “group” (within the meaning of Section 13) of which Dealer is or may be deemed to be a part (Dealer and any such affiliates, persons and groups, collectively, “Dealer Group”) (or, to the extent that, as a result of a change in law, regulation or interpretation after the date hereof, the equivalent calculation under Section 16 of the Exchange Act and the rules and regulations thereunder results in a higher number, such number).  Notwithstanding anything in the Agreement or this Confirmation to the contrary, Dealer (or the affiliate designated by Dealer pursuant to Section 8(k) below) shall not become the record or beneficial owner, or otherwise have any rights as a holder, of any Shares that Dealer (or such affiliate) is not entitled to receive at any time pursuant to this Section 8(c), until such time as such Shares are delivered pursuant to this Section 8(c).

(d)                                 Limitations on Settlement by Issuer.  Notwithstanding anything herein or in the Agreement to the contrary, in no event shall Issuer be required to deliver Shares in connection with the Transaction in excess of the Capped Number of Shares (as provided in Annex A to this Confirmation), subject to adjustment from time to time in accordance with the provisions of this Confirmation or the Definitions; provided that no such adjustment shall cause the Capped Number to exceed the Available Shares, other than an adjustment resulting from actions of Issuer or events within Issuer’s control (the “Capped Number”).  Issuer represents and warrants to Dealer (which representation and warranty shall be deemed to be repeated on each day that the Transaction is outstanding) that the Capped Number is equal to or less than the number of authorized but unissued Shares of the Issuer that are not reserved for future issuance in connection with transactions in the Shares (other than the Transaction) on the date of the determination of the Capped Number (such Shares, the “Available Shares”).  In the event Issuer shall not have delivered the full number of Shares otherwise deliverable as a result of this Section 8(d) (the resulting deficit, the “Deficit Shares”), Issuer shall be continually obligated to deliver, from time to time until the full number of Deficit Shares have been delivered pursuant to this paragraph, Shares when, and to the extent, that (i) Shares are repurchased, acquired or otherwise received by Issuer or any of its subsidiaries after the Trade Date (whether or not in exchange for cash, fair value or any other consideration), (ii) authorized and unissued Shares previously reserved for issuance in respect of other transactions become no longer so reserved or (iii) Issuer additionally authorizes any unissued Shares that are not reserved for other transactions.  Issuer shall promptly  notify Dealer of the occurrence of any of the foregoing events (including the number of Shares subject to clause (i), (ii) or (iii) and the corresponding number of Shares to be delivered) and promptly deliver such Shares thereafter.

(e)                                  Right to Extend.  Dealer may postpone or add, in whole or, other than in the event Dealer determines in good faith that such extension or addition resulted solely pursuant to the circumstances set forth in clause (ii)(y) below and solely with respect to voluntarily adopted policies and procedures, in part, any Exercise Date or Settlement Date or any other date of valuation or delivery, with respect to some or all of the relevant Warrants (in which event the Calculation Agent shall make appropriate adjustments in a commercially reasonable manner to the Number of Shares to be Delivered with respect to one or more Components), if Dealer determines, in its good faith, reasonable discretion (based, in the case of clause (ii) below, on the advice of counsel), that such extension is reasonably necessary or appropriate (i) to preserve Dealer’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions in the cash market, the stock loan market or any other relevant market (but only if Dealer determines that there is a material decrease in liquidity relative to Dealer’s expectations as of the Trade Date) or (ii) to enable Dealer to effect purchases of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in order to maintain, establish or unwind a commercially reasonable Hedge Position in connection with the Transaction, in a manner that would, if Dealer were Issuer or an affiliated purchaser of Issuer, be in compliance (x) with applicable legal, regulatory or self-regulatory requirements, or (y) with related policies and procedures applicable to Dealer (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer) provided that such policies and procedures have been adopted by Dealer in good faith and are generally applicable in similar situations and applied in a non-discriminatory manner.

(f)                                   Equity Rights.  Dealer acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transaction that are senior to the claims of common stockholders in the event of Issuer’s bankruptcy.  For the avoidance of doubt, the parties agree that the preceding sentence shall not apply at any time other than during Issuer’s bankruptcy to any claim arising as a result of a breach by Issuer of any of its obligations under this Confirmation or the Agreement.  For the avoidance of doubt, the parties acknowledge that this Confirmation is not secured by any collateral that would otherwise secure the obligations of Issuer herein under or pursuant to any other agreement.

(g)                                  Amendments to Equity Definitions.  The following amendments shall be made to the Equity Definitions:

(i)                                     Section 11.2(a) of the Equity Definitions is hereby amended by deleting the words “a diluting or concentrative” and replacing them with the words “a material”; and adding the phrase “or Warrants” at the end of the sentence.

(ii)                                  The first sentence of Section 11.2(c) of the Equity Definitions, prior to clause (A) thereof, is hereby amended to read as follows: ‘(c) If “Calculation Agent Adjustment” is specified as the Method of Adjustment in the related Confirmation of a Share Option Transaction, then following the announcement or occurrence of any Potential Adjustment Event, the Calculation Agent will determine whether such Potential Adjustment Event has a material effect on the theoretical value of the relevant Shares or options on the Shares and, if so, will (i) make appropriate adjustment(s), if any, to any one or more of:’ and, the portion of such sentence immediately preceding clause (ii) thereof is hereby amended by deleting the words “diluting or concentrative” and the words “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)” and replacing such latter phrase with the words “(and, for the avoidance of doubt, adjustments may be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)”;

(iii)                               Section 11.2(e)(vii) of the Equity Definitions is hereby amended by deleting the words “that may have a diluting or concentrative” and replacing them with “that is the result of a corporate action of the Issuer or any of its affiliates” and adding the phrase “or Warrants” at the end of the sentence;

(iv)                              Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, and (2) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor “or (C) at Dealer’s option, the occurrence of any of the events specified in Section 5(a)(vii) (1) through (9) of  the ISDA 2002 Master Agreement with respect to that Issuer.”;

(v)                                 Section 12.9(b)(iv) of the Equity Definitions is hereby amended by (A) deleting (1) subsection (A) in its entirety, (2) the phrase “or (B)” following subsection (A) and (3) the phrase “in each case” in subsection (B); (B) replacing “will lend” with “lends” in subsection (B); and (C) deleting the phrase “neither the Non-Hedging Party nor the Lending Party lends Shares in the amount of the Hedging Shares or” in the penultimate sentence; and

(vi)                              Section 12.9(b)(v) of the Equity Definitions is hereby amended by (A) adding the word “or” immediately before subsection “(B)” and deleting the comma at the end of subsection (A); and (B)(1) deleting subsection (C) in its entirety, (2) deleting the word “or” immediately preceding subsection (C) and (3) replacing in the penultimate sentence the words “either party” with “the Hedging Party” and (4) deleting clause (X) in the final sentence.

(h)                                 Transfer and Assignment.  Dealer may transfer or assign its rights and obligations hereunder and under the Agreement, in whole or in part, at any time to (x) any affiliate of Dealer or (y) any third party that is a financial institution (or affiliate thereof) in connection with its corporate equity derivatives business, in either case, without the consent of the Issuer.  At any time at which any Ownership Limitation or a Hedging Disruption exists, if Dealer, in its discretion, is unable to effect a transfer or assignment to a third party after using its commercially reasonable efforts on pricing terms and within a time period reasonably acceptable to Dealer such that an Ownership Limitation or a Hedging Disruption, as the case may be, no longer exists, Dealer may designate any Scheduled Trading Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of the Transaction, such that such Ownership

Limitation or Hedging Disruption, as the case may be, no longer exists.  In the event that Dealer so designates an Early Termination Date with respect to a portion of the Transaction, a payment or delivery shall be made pursuant to Section 6 of the Agreement and Section 8(b) of this Confirmation as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Terminated Portion of the Transaction, (ii) Issuer shall be the sole Affected Party with respect to such partial termination and (iii) such portion of the Transaction shall be the only Terminated Transaction.

(i)                                     Adjustments.  For the avoidance of doubt, whenever the Calculation Agent is called upon to make an adjustment pursuant to the terms of this Confirmation or the Definitions to take into account the effect of an event, the Calculation Agent shall make such adjustment by reference to the effect of such event on the Hedging Party, assuming that the Hedging Party maintains a commercially reasonable hedge position, and taking into account the requirements under “Calculation Agent” above.

(j)                                    Disclosure.  Effective from the date of commencement of discussions concerning the Transaction, Issuer and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Issuer relating to such tax treatment and tax structure.

(k)                                 Designation by Dealer.  Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Issuer, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Dealer’s obligations in respect of the Transaction and any such designee may assume such obligations.  Dealer shall be discharged of its obligations to Issuer solely to the extent of any such performance.

(l)                                     Additional Termination Events.  The occurrence of any of the following shall constitute an Additional Termination Event with respect to which the Transaction shall be the sole Affected Transaction and Issuer shall be the sole Affected Party; provided that with respect to any Additional Termination Event, Dealer may choose to treat part of the Transaction as the sole Affected Transaction, and, upon the termination of the Affected Transaction, a Transaction with terms identical to those set forth herein except with a Number of Warrants equal to the unaffected number of Warrants shall be treated for all purposes as the Transaction, which shall remain in full force and effect:

(i)                                      Dealer reasonably determines, based on the advice of counsel, that it is advisable to terminate a portion of the Transaction so that Dealer’s related hedging activities will comply with applicable securities laws, rules or regulations or related policies and procedures of Dealer (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer), provided that such policies and procedures have been adopted by Dealer in good faith and are generally applicable in similar situations and applied in a non-discriminatory manner, for Dealer to refrain from or decrease any market activity in connection with the Transaction;

(ii)                                   a “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act), other than Issuer or its wholly owned subsidiaries, has filed a Schedule TO or any schedule, form or other report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner” (as determined in accordance with Rule 13d-3 under the Exchange Act) of Issuer’s shares of its common equity representing more than 50% of the voting power of all of its then-outstanding common equity;

(iii)                                the consummation of: (1) any sale, lease or other transfer, in one transaction or a series of transactions, of all or substantially all of the assets of Issuer and its subsidiaries, taken as a whole, to any person (other than any subsidiary of such person all of the outstanding capital stock or other ownership interests of which (other than directors’ qualifying shares) are owned by such person (a “wholly owned subsidiary”) or one or more wholly owned subsidiaries of such person); or (2) any transaction or series of related transactions in connection with which (whether by means of merger, consolidation, share exchange, combination, reclassification, recapitalization, acquisition, liquidation or otherwise) all of Issuer’s common stock is exchanged for, converted into, acquired for, or constitutes solely the right to receive, other securities, cash or other property;

(iv)                               the Issuer’s stockholders approve any plan or proposal for the Issuer’s liquidation or dissolution; or

(v) the Shares cease to be listed on any of The New York Stock Exchange, The NASDAQ Global Market or The NASDAQ Global Select Market (or any of their respective successors).

Notwithstanding the foregoing, a transaction set forth in clause (ii) or (iii) above will not constitute an Additional Termination Event if at least 90% of the consideration received or to be received by the holders of the Shares (excluding cash payments for fractional shares or pursuant to dissenters’ rights) in connection with such transaction or event or such other transaction otherwise constituting an Additional Termination Event under clause (iii) above consists of shares of common stock listed (or depository receipts representing shares of common stock, which depository receipts are listed) on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors), or will be so listed when issued or exchanged in connection with such transaction or event.

(m)                             No Netting and Set-off.  Each party waives any and all rights it may have to set off obligations arising under the Agreement and the Transaction against other obligations between the parties, whether arising under any other agreement, applicable law or otherwise.

(n)                                 Early Unwind.  In the event the sale by Issuer of the “Initial Securities” (as defined under the Purchase Agreement) is not consummated with the Initial Purchasers (as defined in the Purchase Agreement) pursuant to the Purchase Agreement (the “Purchase Agreement”) dated as of March 14, 2018 between Issuer and Dealer, as representative of the Initial Purchasers party thereto for any reason by the relevant “Date of Delivery” (as defined in the Purchase Agreement) (or such later date as agreed upon by the parties) (such “Date of Delivery” or such later date being the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”), on the Early Unwind Date, and the Transaction and all of the respective rights and obligations of Dealer and Issuer thereunder shall be cancelled and terminated.  Following such termination and cancellation, each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of either party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date.  Dealer and Issuer represent and acknowledge to the other that upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(o)                                 Wall Street Transparency and Accountability Act of 2010.  The parties hereby agree that none of (v) Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), (w) any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date, (x) the enactment of WSTAA or any regulation under the WSTAA, (y) any requirement under WSTAA nor (z) an amendment made by WSTAA, shall limit or otherwise impair either party’s rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein, or the Agreement (including, but not limited to, rights arising from Change in Law, Hedging Disruption, Increased Cost of Hedging, Loss of Stock Borrow, Increased Cost of Stock Borrow, an Excess Ownership Position or Illegality (as defined in the Agreement)).

(p)                                 Tax Matters.

(i)                                     Withholding Tax imposed on payments to non-US counterparties under the United States Foreign Account Tax Compliance Act.  “Tax” and “Indemnifiable Tax”, each as defined in Section 14 of the Agreement, shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

(ii)                                  HIRE Act.  “Tax” and “Indemnifiable Tax”, each as defined in Section 14 of the Agreement, shall not include any tax imposed on payments treated as dividends from sources within the United States under Section 871(m) of the Code or any regulations issued thereunder.

(iii)                               Tax documentation. Issuer shall provide to Dealer a valid U.S. Internal Revenue Service Form W-9, or any successor thereto, (i) on or before the date of execution of this Confirmation and (ii) promptly upon learning that any such tax form previously provided by Issuer has become obsolete or incorrect.  Additionally, Issuer shall, promptly upon request by Dealer, provide such other tax forms and documents requested by Dealer.

(iv)                              Tax Representations.  Issuer is a corporation for U.S. federal income tax purposes and is organized under the laws of the State of Delaware.  Issuer is a “U.S. person” (as that term is used in section 1.1441-4(a)(3)(ii) of United States Treasury Regulations) for U.S. federal income tax purposes and an exempt recipient under Treasury Regulation Section 1.6049-4(c)(1)(ii).

(q)                                 Waiver of Trial by Jury.  EACH OF ISSUER AND BUYER HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTION OR THE ACTIONS OF BUYER OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

(r)                                    Governing Law; Jurisdiction.  THIS CONFIRMATION AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS CONFIRMATION SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.  THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.

(s)                                   Notice of Certain Other Events.

(i)                                     Issuer covenants and agrees that promptly following the public announcement of the results of any election by the holders of Shares with respect to the consideration due upon consummation of any Merger Event, Issuer shall give Dealer written notice of (x) the weighted average of the types and amounts of consideration that holders of Shares have elected to receive upon consummation of such Merger Event or (y) if no holders of Shares affirmatively make such election, the types and amounts of consideration actually received by holders of Shares (the date of such notification, the “Consideration Notification Date”); provided that in no event shall the Consideration Notification Date be later than the date on which such Merger Event is consummated; and

(ii)                                  promptly following the announcement of the consummation of any Merger Event, Potential Adjustment Event or Tender Offer, Issuer shall give Dealer notice of such announcement.

[Signature Page Follows]

Issuer hereby agrees (a) to check this Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Dealer) correctly sets forth the terms of the agreement between Dealer and Issuer with respect to the Transaction, by manually signing this Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Dealer.

Yours faithfully,

BANK OF AMERICA, N.A.

		By:	/s/ Christopher A. Hutmaker
Name: Christopher A. Hutmaker
Title: Managing Director

Agreed and Accepted By:

SUPERNUS PHARMACEUTICALS, INC.

By:	/s/ Jack A. Khattar
Name: Jack A. Khattar
Title: President & CEO

Annex A

For each Component of the Transaction, the Number of Warrants and Expiration Date is set forth below.

Component Number	Number of Warrants	Expiration Date
1.	2,654	July 5, 2023
2.	2,654	July 6, 2023
3.	2,654	July 7, 2023
4.	2,654	July 10, 2023
5.	2,654	July 11, 2023
6.	2,654	July 12, 2023
7.	2,654	July 13, 2023
8.	2,654	July 14, 2023
9.	2,654	July 17, 2023
10.	2,654	July 18, 2023
11.	2,654	July 19, 2023
12.	2,654	July 20, 2023
13.	2,654	July 21, 2023
14.	2,654	July 24, 2023
15.	2,654	July 25, 2023
16.	2,654	July 26, 2023
17.	2,654	July 27, 2023
18.	2,654	July 28, 2023
19.	2,654	July 31, 2023
20.	2,654	August 1, 2023
21.	2,654	August 2, 2023
22.	2,654	August 3, 2023
23.	2,654	August 4, 2023
24.	2,654	August 7, 2023
25.	2,654	August 8, 2023
26.	2,654	August 9, 2023
27.	2,654	August 10, 2023
28.	2,654	August 11, 2023
29.	2,654	August 14, 2023
30.	2,654	August 15, 2023
31.	2,654	August 16, 2023
32.	2,654	August 17, 2023
33.	2,654	August 18, 2023
34.	2,654	August 21, 2023
35.	2,654	August 22, 2023
36.	2,654	August 23, 2023
37.	2,654	August 24, 2023
38.	2,654	August 25, 2023
39.	2,654	August 28, 2023
40.	2,654	August 29, 2023
41.	2,654	August 30, 2023
42.	2,655	August 31, 2023
43.	2,655	September 1, 2023
44.	2,655	September 5, 2023
45.	2,655	September 6, 2023
46.	2,655	September 7, 2023
47.	2,655	September 8, 2023
48.	2,655	September 11, 2023
49.	2,655	September 12, 2023
50.	2,655	September 13, 2023
51.	2,655	September 14, 2023

52.	2,655	September 15, 2023
53.	2,655	September 18, 2023
54.	2,655	September 19, 2023
55.	2,655	September 20, 2023
56.	2,655	September 21, 2023
57.	2,655	September 22, 2023
58.	2,655	September 25, 2023
59.	2,655	September 26, 2023
60.	2,655	September 27, 2023
61.	2,655	September 28, 2023
62.	2,655	September 29, 2023
63.	2,655	October 2, 2023
64.	2,655	October 3, 2023
65.	2,655	October 4, 2023
66.	2,655	October 5, 2023
67.	2,655	October 6, 2023
68.	2,655	October 9, 2023
69.	2,655	October 10, 2023
70.	2,655	October 11, 2023
71.	2,655	October 12, 2023
72.	2,655	October 13, 2023
73.	2,655	October 16, 2023
74.	2,655	October 17, 2023
75.	2,655	October 18, 2023
76.	2,655	October 19, 2023
77.	2,655	October 20, 2023
78.	2,655	October 23, 2023
79.	2,655	October 24, 2023
80.	2,655	October 25, 2023
81.	2,655	October 26, 2023
82.	2,655	October 27, 2023
83.	2,655	October 30, 2023
84.	2,655	October 31, 2023
85.	2,655	November 1, 2023
86.	2,655	November 2, 2023
87.	2,655	November 3, 2023
88.	2,655	November 6, 2023
89.	2,655	November 7, 2023
90.	2,655	November 8, 2023
91.	2,655	November 9, 2023
92.	2,655	November 10, 2023
93.	2,655	November 13, 2023
94.	2,655	November 14, 2023
95.	2,655	November 15, 2023
96.	2,655	November 16, 2023
97.	2,655	November 17, 2023
98.	2,655	November 20, 2023
99.	2,655	November 21, 2023
100.	2,655	November 22, 2023

Strike Price:	USD 80.9063

Premium:	USD 2,570,400

Final Disruption Date:	December 6, 2023

Maximum Stock Loan Rate:	200 basis points

Initial Stock Loan Rate:	Prior to April 2, 2023, zero basis points, and thereafter, 25 basis points

Capped Number of Shares:	497,736